Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

CytoMed Therapeutics Pte. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Ordinary Shares, no par value per share(3)	Rule 457(o)	-	-	$15,000,000	0.0001102	$1,653.00
Equity	Representative’s Warrants to purchase Ordinary Shares(4)	Rule 457(g)	-	-	$-	-	$-
Equity	Ordinary Shares issuable upon exercise of the Representative’s Warrants(5)	Rule 457(o)	-	-	$500,000	0.0001102	$55.10

Total Offering Amounts					$15,500,000		$1,708.10
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$1,708.10

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Includes the Ordinary Shares, no par value (the “Ordinary Shares”), of CytoMed Therapeutics Pte. Ltd. that may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. fee required under Rule 457(g) under the Securities Act.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, representative’s warrants to The Benchmark Company, LLC (or its designees) entitling it to purchase up to 5% of the aggregate shares of Common Stock in this offering. We have calculated the proposed maximum aggregate offering price of the common stock underlying the representative’s warrants by assuming that such warrants are exercisable at a price per share equal to 100% of the price per share sold in this offering.

Table 2: Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rules 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date